Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jeffrey L. Rutherford
Sr. Vice President & Chief Financial
Officer
LESCO, Inc.
(440) 783-9250

- LESCO UPDATES 2004 EARNINGS GUIDANCE
- Company to Incur $1.4 Million Charge Related to Recent Hurricanes
- Schedules Third Quarter Conference Call for October 27, 2004

CLEVELAND, Ohio — October 14, 2004 — LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced that during the third quarter ending September 30, 2004, the Company incurred damages estimated at $1.4 million at it’s Ohio and Florida blending facilities related to the recent hurricane activity.

The Company lost approximately $1.0 million of bulk urea and sulfur coated urea inventory, which was being stored at a third party terminal located adjacent to the Ohio River. The product, which was stored in domes, was lost when the domes were not sealed ahead of the flooding of the river. In addition, the Company’s Florida blending facility sustained roof damage from hurricane winds. The damages amounted to approximately $360,000. LESCO intends to exhaust all legal means available to recover these losses, including from the Federal Emergency Management Agency (FEMA).

As previously disclosed, the Company will be relocating its corporate headquarters from Strongsville, Ohio to downtown Cleveland by mid-November. The relocation costs are estimated at approximately $7.5 million. Approximately $4.3 million of these charges will be recorded in the Company’s third quarter with the remaining approximately $3.2 million in fourth quarter operating results. Beginning in 2005, the financial effect of the relocation is expected to be accretive to earnings on an annual pre-tax basis by over $1.0 million.

The Company reiterated previously announced full year 2004 earnings per diluted share guidance of $0.40-$0.50, excluding charges.

This outlook is based upon various assumptions, which include industry trends and internal expectations, including, but not limited to the following: 1) the opening of 27 new Service Centers in 2004; 2) product margins in the range of 33.0% to 33.5%; 3) improvement in distribution expense leverage to 8.6% of net sales; 4) selling expense continuing to increase to approximately 17% of net sales due to new Service Centers; 5) increased merchant discount expense of approximately 1.3% of net sales related to the outsourcing of the Company’s accounts receivable program; 6) general and administrative expenses down 3% to 4%; 7) average borrowings being $20 million at an effective interest rate cost of approximately 4%; 8) an income tax rate of 39%; 9) no material change in the products or services offered at the Company’s locations as of June 30, 2004 or in the terms or procedures for offering such products and services; and 10) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or that may arise in the future.

Conference Call

The Company will host a conference call and webcast with investors, analysts and other interested parties on Wednesday, October 27, 2004 at 4:30 PM (Eastern). The live call can be accessed by dialing 1-800-706-7749, passcode 34544274. Participants should allow at least fifteen minutes prior to the commencement of the call to register. The conference call will include a question and answer session.

Additionally, a live webcast will be available to interested parties at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company’s corporate web site where a link will be provided on the “Home” page.

LESCO’s culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO’s web site.

About LESCO, Inc.

LESCO serves more than 130,000 customers worldwide, through 274 LESCO Service Centers®, 72 LESCO Stores-on-Wheels®, and other direct sales efforts, all of which are serviced by the support of nine distribution hubs. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release relating to the expected costs and consequences of damages at the Company’s Ohio and Florida blending facilities, statements relating to the costs and charges related to the Company’s headquarters relocation, statements relating to earnings guidance and the Company’s assumptions relating thereto and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the possibility that cost estimates regarding hurricane damage and the costs and charges involved in the headquarters relocation may prove to be understated, the possibility that the assumptions discussed in this news release on which the Company’s earnings guidance is based may be incorrect, the final resolution of certain contingencies relative to the collection of identified accounts receivable, the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affects the cost of delivery of products; potential regulations; the Company’s ability to effectively manufacture, market and distribute new products; the success of the Company’s operating plans; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to, Form 10-K for the year ended December 31, 2003.

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